METASTAT, INC.

AMENDMENT NO. 1 TO CONVERTIBLE PROMISSORY NOTE

This Amendment No. 1 to Convertible Promissory Note (the “Amendment”) is made as of December 31, 2013, by and among MetaStat, Inc., a Nevada corporation (the “Company”) and ___________________ (the “Payee”).

RECITALS

WHEREAS, the Payee and the Company are parties to that certain Convertible Note and Warrant Purchase Agreement dated ________________, (the “Agreement”), pursuant to which the Company issued to the Payee a convertible promissory note dated ____________ in the aggregate principal amount of $______ (the “Note”) in accordance with the terms of the Agreement;

WHEREAS, in connection with the Agreement, the Company issued to the Payee a common stock purchase warrant (the “Warrant”) to purchase  _____ shares of the Company’s common stock at an exercise price equal to $3.00 per share (the “Exercise Price”);

WHEREAS, the Company and the Payee now desire to amend the Note to extend the Maturity Date (as defined in the Note) from December 31, 2013 to June 30, 2014;

WHEREAS, the Company and the Payee now desire to further amend the Note to reduce the conversion price from $2.50 per share to $1.50 per share;

WHEREAS, in consideration for entering into this Amendment, the Company hereby agrees to (i) amend the exercise price of the Warrant from $3.00 per share to $2.10 per share and (ii) issue to the Payee _____ common stock warrants (the “Extension Warrants”) in substantially the form of the Warrant except with an exercise price per share of $2.10;

WHEREAS, in consideration for entering into this Amendment, the Company hereby agrees to issue to the Payee _____ shares of the Company’s common stock;

NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein, the Company and the Payee hereby agree to amend the Note as set forth herein:

A M E N D M E N T

1. Definitions.  Except as otherwise provided herein, capitalized terms used in this Amendment shall have the definitions set forth in the Note.

2. Amendment to Section 6(a) of the Note. Section 6(a) of the Note shall be amended and restated in its entirety as follows:

“(a)           In the event a Qualified Financing is not completed and the Payee has not exercised the Conversion Option, the Company shall repay the entire principal balance then outstanding under the Note on June 30, 2014 (the “Maturity Date”).”

3. Amendment to Section 2 of the Note. Section 2 of the Note shall be amended and restated in its entirety as follows:

“Voluntary Conversion of Principal and Interest. Subject to the terms and conditions of this Section 2 and provided this Note remains outstanding and has not been converted pursuant to Section 1, beginning 6 months from the Issuance Date, the Payee shall have the right, at the Payee’s option, to convert the Outstanding Balance (the “Conversion Option”) into such number of fully paid and non-assessable shares of the Company’s common stock (the “Conversion Shares”) as is determined in accordance with the following formula:  (the Outstanding Balance as of the date of the exercise of the Conversion Option) / ($1.50).  If the Payee desires to exercise the Conversion Option, the Payee shall, by personal delivery or nationally-recognized overnight carrier, surrender the original of this Note and give written notice to the Company (the “Conversion Notice”), which Conversion Notice shall (a) state the Payee’s election to exercise the Conversion Option, and (b) provide for a representation and warranty of the Payee to the Company that, as of the date of the Conversion Notice, the Payee has not assigned or otherwise transferred all or any portion of the Payee’s rights under this Note to any third parties.  The Company shall, as soon as practicable thereafter, issue and deliver to the Payee the number of Conversion Shares to which the Payee shall be entitled upon exercise of the Conversion Option.”

4. Amendment to Section 3 of the Note.  The following provision shall be added to the end of Section 3 of the Note:

“The Company hereby agrees to (i) amend the exercise price of the Warrant from $3.00 per share to $2.10 per share and (ii) issue to the Payee [_____] Extension Warrants in substantially the form previously issued to the Payee except with an exercise price per share of $2.10.  In addition, the Company hereby agrees to issue to the Payee [_____] shares of the Company’s common stock.”

5. Conflicting Terms.  In the event of any inconsistency or conflict between the Note and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

6. Miscellaneous.

(a)
Survival of Representations and Warranties; Successors and Assigns.  All representations and warranties made in this Amendment shall survive the execution and delivery of this Amendment, and no investigation by the parties or other event shall affect the representations and warranties or the right of the parties to rely upon them.  This Amendment shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

(b)
Reference to Note.  The Note and any and all other agreements, instruments or documentation now or hereafter executed and delivered pursuant to the terms of the Note as amended hereby, are hereby amended so that any reference therein to the Note shall mean a reference to the Note as amended hereby.

(c)
Severability.  Any term or provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the term or provision so held to be invalid or unenforceable.

(d)	Applicable Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions.

(e)	Headings. The headings, captions and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

(f)
Entire Agreement.  This Amendment is specifically limited to the matters expressly set forth herein. This Amendment and all other instruments, agreements and documentation executed and delivered in connection with this Amendment embody the final, entire agreement among the parties hereto with respect to the subject matter hereof and supersede any and all prior commitments, agreements, representations and understandings, whether written or oral, relating to the matters covered by this Amendment, and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto relating to the subject matter hereof or any other subject matter relating to the Note.

(g)
Counterparts.  This Amendment may be executed by the parties hereto separately in two (2) or more original or facsimile counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the date first above written.

THE COMPANY:                                           PAYEE:

METASTAT, INC.                                          ___________________________

 By:_______________________              By: ________________________

Oscar L. Bronsther, M.D.                              Name: _____________________

Chief Executive Officer                                  Its: ________________________

[Signature Page to Amendment No. 1 to Convertible Promissory Note]